Exhibit 23.4

Consent of Independent Auditor

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 23, 2021, relating to the financial statements of Adcole Maryland Aerospace, LLC, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Boston, Massachusetts

August 5, 2021